EXHIBIT 1

                                                                      CONFORMED
                                                                      ---------
                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of May 10 , 1995 (the "Agreement"), by and among BEST POWER TECHNOLOGY, INCORPORATED, a Delaware corporation ("Company"), GENERAL SIGNAL CORPORATION, a Delaware corporation ("Parent"), and G.S. NEWCO INC., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"). Company and Merger Sub are hereinafter sometimes collectively referred to as the "Constituent Corporations," and Company, Parent and Merger Sub are hereinafter sometimes collectively referred to as the "Parties."

     WHEREAS, the Boards of Directors of Parent, Merger Sub and Company have determined that it is in the best interests of their respective stockholders for Parent to acquire Company upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, in furtherance of such acquisition, it is proposed that Parent shall cause Merger Sub to make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $.01 per share, of Company ("Company Common Stock") (shares of Company Common Stock being hereinafter collectively referred to as "Shares") for $21.00 per Share (such amount, or any higher amount as may be paid for any Shares pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer; and

     WHEREAS, the Board of Directors of Parent, Merger Sub and Company have approved the merger of Merger Sub with and into Company (the "Merger") following consummation of the Offer, upon the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                                   ARTICLE I
                                   ---------

                                   THE OFFER

     SECTION 1.01  The Offer (a) As promptly as practicable (but in no event
                   ---------
later than five business days after the date of the initial public announcement of the execution and delivery of this Agreement), Parent shall cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer and, subject to the




























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conditions of the Offer, shall use all commercially reasonable efforts to consummate the Offer as promptly as permitted by law. The obligation of Parent and Merger Sub to consummate the Offer, to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer (i) shall be subject to the condition that such number of shares of Company Common Stock shall have been validly tendered and not withdrawn prior to the expiration date of the Offer which, together with the shares of Company Common Stock beneficially owned by Parent or any affiliate thereof on such date, constitute a majority of the shares of Company Common Stock then outstanding on a fully diluted basis (the "Minimum Condition") and (ii) shall be subject to the other conditions set forth in Annex A hereto.

     (b) Neither Parent nor Merger Sub will, without the prior written consent of Company, decrease the consideration payable in the Offer or decrease the number of shares of Company Common Stock sought pursuant to the Offer or impose any additional conditions to the Offer. Company agrees that no shares of Company Common Stock held by Company or any subsidiary thereof will be tendered pursuant to the Offer. Notwithstanding any other provision of this Agreement, the conditions of the Offer are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub and Parent regardless of the circumstances giving rise to any such conditions or may be waived by Merger Sub and Parent in whole or in part.

     (c) As soon as practicable on the date of commencement of the Offer, Parent shall cause Merger Sub to file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively referred to herein as the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by Company in writing for inclusion in the Offer Documents. Parent, Merger Sub and Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company




























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Common Stock, in each case as and to the extent required by applicable federal securities laws.

     SECTION 1.02  Company Actions.  Company hereby consents to the Offer and
                   ---------------
represents that (a) its Board of Directors (at a meeting duly called and held) has unanimously (i) determined that as of the date of such meeting the Offer and the Merger are fair to, and in the best interests of, Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the execution and delivery of the letter agreements in substantially the form of Exhibit A to this Agreement by the stockholders of Company listed in Schedule 1.02 of the Disclosure Statement being delivered confidentially by Company to Parent and Merger Sub concurrently herewith (the "Disclosure Statement"), and (iii) resolved, subject to the terms of this Agreement, to recommend acceptance of the Offer and approval and adoption of this Agreement and the Merger by the stockholders of Company, and
(b) The Chicago Corporation has advised, and delivered its written opinion to, Company's Board of Directors that as of the date hereof, the cash consideration to be received by the Company's stockholders in the Offer and Merger is fair from a financial point of view to such stockholders. Company hereby agrees to file with the SEC contemporaneously with the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing such recommendation in favor of the Offer and the Merger. The
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities law. The Schedule 14D-9, on the date filed with the SEC and on the date first published, sent or given to Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Company (and Merger Sub and the Parent, with respect to written information supplied by either of them specifically for use in the Schedule 14D-9) agree promptly to correct the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and mailed to the Company's stockholders to the extent required by applicable federal securities laws. Company hereby consents to the inclusion in the Offer of the recommendation referred to in clause (iii) above. In connection with the Offer, Company will promptly furnish Merger Sub with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of Company Common Stock as of a recent date, and shall furnish Merger Sub with such information and assistance as Merger Sub or its agents may reasonably request in communicating the Offer to the stockholders of Company. Subject to the




























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requirements of law, and except for such steps as are necessary to disseminate the documents constituting the Offer and any other documents necessary to consummate the Merger, Parent and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels and lists, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will deliver to Company all copies of such information then in their possession.

     SECTION 1.03  Directors; Section 14(f).  Promptly upon the purchase by
                   ------------------------
Parent or Merger Sub of such number of shares as represents at least a majority of the outstanding shares of Company Common Stock and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number but in no event more than one less than the total number of directors, on the Board of Directors of Company as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of Company equal to the product of the number of directors on the Board of Directors of Company and the percentage that such number of shares of Company Common Stock so purchased bears to the number of shares of Company Common Stock outstanding, and Company shall, upon request by Parent, promptly increase the size of the Board of Directors of Company to the extent permitted by its Certificate of Incorporation or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors of Company and shall cause Parent's designees to be so elected. At the request of Parent, Company shall take, at its expense, all action necessary to effect any such election, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.


                                   ARTICLE II

                       THE MERGER; DISPOSITION OF SHARES

     SECTION 2.01  The Merger.  (a) In accordance with the provisions of this
                   ----------
Agreement and the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 2.02 hereof), Merger Sub shall be merged with and into Company, and Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time the separate existence of Merger Sub shall cease.






























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     (b) The Merger shall have the effects on Company and Merger Sub as the constituent corporations of the Merger as provided under the DGCL.

     SECTION 2.02  Effective Time.  The Merger shall become effective at the
                   --------------
time of filing of, or at such later time as may be specified in, a certificate of merger, in the form required by and executed in accordance with the DGCL, with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     SECTION 2.03  Certificate of Incorporation and By-Laws of Surviving
                   -----------------------------------------------------
Corporation.  The Certificate of Incorporation and By-Laws of Company shall be
- -----------
the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     SECTION 2.04  Directors and Officers of Surviving Corporation.  (a) The
                   -----------------------------------------------
number of directors of the Surviving Corporation shall be as determined pursuant to the By-Laws of the Surviving Corporation. The directors of Merger Sub shall be the directors of the Surviving Corporation and will hold office from and after the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     (b) The officers of the Surviving Corporation shall be determined by the Board of Directors of the Surviving Corporation immediately after the Effective Time, and will hold office from and after the Effective Time until their respective successors are duly appointed and qualify in the manner provided in the By-Laws of the Surviving Corporation or as otherwise provided by law or their earlier resignation or removal.

     SECTION 2.05  Further Assurances.  If, at any time after the Effective
                   ------------------
Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale,




























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assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

     SECTION 2.06  Effect on Shares of Merger Sub and Company.  As of the
                   ------------------------------------------
Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares owned by Company or any of its subsidiaries) shall be converted into the right to receive in cash the Per Share Amount (the "Merger Consideration").

     (b) All shares of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock underlying options to purchase Company Common Stock cashed out by Parent pursuant to
Section 2.07.

     (c) Each share of Company Common Stock owned by Company as treasury stock or owned by any subsidiary of Company shall be canceled.

     (d) All shares of Company Common Stock shall be canceled and retired, and each certificate representing any such shares of Company Common Stock shall thereafter represent only the right to receive the Merger Consideration payable in exchange for such shares of Company Common Stock upon the surrender of such certificate for payment in accordance with Section 2.08. The shares of Merger Sub shall become the shares of Company.

     (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock which are outstanding immediately prior to the Effective Time and which are held by stockholders who (a) shall not have voted such shares in favor of the Merger and (b) shall have delivered to Company a written demand for appraisal of such shares in the manner provided in Section 262 of the DGCL (the "Dissenting Shares") shall not be converted as described in this
Section 2.06, but instead the holders thereof shall be entitled to payment of the appraised value of such shares



























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in accordance with the provisions of such Section 262; provided, however, that
(i) if any holder of Dissenting Shares shall subsequently deliver a written withdrawal of its demand for appraisal of such shares (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Closing Date), or (ii) if any holder fails to establish such holder's entitlement to appraisal rights as provided in such
Section 262, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into the right to receive, and to have become exchangeable for, as of the Effective Time, the Merger Consideration applicable thereto. Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under Section 262 of the DGCL. Holders of Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or be entitled to the payment of dividends or other distributions (except dividends or other distributions payable to stockholders of record prior to the Effective
Time).

     SECTION 2.07  Effect on Company Options.  Promptly after the Effective
                   -------------------------
Time, each holder of options to acquire shares of Company Common Stock granted under any stock option plan of the Company, whether or not such options are then exercisable, will be entitled to receive an amount in cash equal to the difference between (x) the product of the number of shares of Company Common Stock covered by such option multiplied by the Merger Consideration, and (y) the aggregate option exercise price payable upon exercise of such option.

     SECTION 2.08  Payment for Shares.  (a) Prior to the Effective Time, Parent
                   ------------------
shall designate a bank or trust company to act as Paying Agent in the Merger (the "Paying Agent"). At or prior to the Effective Time, Parent will take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent funds necessary to make the payments contemplated by Sections 2.06 and 2.07. Any funds remaining with the Paying Agent three months after the Effective Time shall be released and repaid by the Paying Agent to the Surviving Corporation, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Surviving Corporation for payment thereof.

     (b) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of




























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Company Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the product of the number of shares of Company Common Stock represented by such Certificate and the Merger Consideration, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.08, each Certificate (other than Certificates representing shares of Company Common Stock held by Company or any subsidiary of Company and Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration in cash multiplied by the number of shares of Company Common Stock evidenced by such Certificate, without any interest thereon.

     SECTION 2.09  Transfers.  From and after the Effective Time, there shall
                   ---------
be no transfers on the stock transfer books of Company or the Surviving Corporation of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

     SECTION 2.10  Special Meeting.  (a)  If required by applicable law in
                   ---------------
order to consummate the Merger, Company, acting through its Board of Directors, shall, in accordance with applicable law and subject to the applicable provisions of this Agreement:

          (i) duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its shareholders as soon as practicable following the expiration or termination of the Offer for the purpose of considering and taking action upon the Merger and this Agreement;

          (ii) file with the SEC under the Exchange Act, a Proxy Statement (as hereinafter defined) and use its best efforts to




























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     obtain and furnish the information required to be included by it in the
     Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time following the expiration or termination of the Offer or at such other time as Parent shall direct following consultation with Company;

          (iii) include in the Proxy Statement the recommendation of its Board of Directors that shareholders of Company vote in favor of the approval of this Agreement and the Merger and use its best efforts to obtain the necessary approval of this Agreement and the Merger by its shareholders.

     (b) Parent agrees that, at the Special Meeting, all of the shares of Company Common Stock then owned by Parent and Merger Sub will be voted in favor of the Merger.

     (c) As used in this Agreement, the term "Proxy Statement" means the letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Merger, including any schedules required to be filed with the SEC in connection therewith.

     SECTION 2.11  Merger Without Meeting of Shareholders.  Notwithstanding the
                   --------------------------------------
foregoing Section 2.10, in the event that Parent, Merger Sub and any other subsidiary of Parent shall acquire an aggregate of at least 90 percent of the outstanding shares of Company Common Stock, the Parties agree, at the request of Parent or Merger Sub, to take all necessary and appropriate action to cause the merger of Merger Sub with and into Company to become effective as soon as practicable after the expiration of the Offer or at such other time as Parent shall direct following consultation with Company, without a meeting of shareholders of Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 3.01  Organization.  It and each of its Significant Subsidiaries
                   ------------
is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on



























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its business as now being conducted.  It and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, financial condition or results of operations of Company and its subsidiaries taken as a whole (a "Material Adverse Effect"). It owns directly all of the outstanding capital stock of each of its Significant Subsidiaries except as listed on Schedule 3.01 of the Disclosure Statement. As used in this Agreement a "Significant Subsidiary" means a corporation or other entity which is a "significant subsidiary" of Company within the meaning of Rule 1-02(v) of Regulation S-X of the Securities and Exchange Commission ("SEC").

     SECTION 3.02  Capitalization.  Its authorized capital stock consists of
                   --------------
25,000,000 shares of Company Common Stock and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock" and, together with Company Common Stock "Company Shares"). As of the date hereof, there are 9,527,303 shares of Company Common Stock issued and outstanding, no shares of Company Preferred Stock issued and outstanding and no Company Shares held in its treasury. As of the date hereof, there were reserved under the stock option plans of Company, all of which are listed on Schedule 3.02 of the Disclosure Statement (the "Company Plans"), 129,559 shares of Company Common Stock for issuance upon exercise of outstanding options. Except for the options to receive Company Common Stock under the Company Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Company or any of its subsidiaries to issue, transfer or sell any shares of capital stock of Company or any of its subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

     SECTION 3.03  Authority.  (a) Company has full corporate power and
                   ---------
authority to execute and deliver this Agreement and, subject to the requisite approval of its stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by its Board of Directors, and no corporate proceedings other than the requisite approval by its stockholders are necessary to authorize this Agreement or the consummation of the transactions




























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contemplated hereby.  This Agreement has been duly and validly executed and delivered by Company and, assuming this Agreement constitutes a legal, valid and binding agreement of the other Parties hereto, it constitutes a legal, valid and binding agreement of Company, enforceable against Company in accordance with its terms.

     (b) Company's Board of Directors has taken all appropriate and necessary action such that the provision of Section 203 of the DGCL will not apply to the transactions contemplated by this Agreement.

     SECTION 3.04  No Violations; Consents and Approvals.  (a) Neither the
                   -------------------------------------
execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor compliance by Company with any of the provisions hereof will (i) subject to obtaining the requisite approval of its stockholders, violate any provision of its certificate of incorporation or by-laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other instrument of indebtedness for money borrowed to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound, or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or except as set forth in Schedule 3.04 of the Disclosure Statement give rise to any right of termination, cancellation or acceleration or any right which becomes effective upon the occurrence of a merger, consolidation or change in control, under, any of the terms, conditions or provisions of any license, franchise, permit or agreement to which it or any of its subsidiaries is a party, or by which it or any of its subsidiaries or any of their respective properties is bound, or (iv) violate any statute, rule, regulation, order or decree of any public body or authority by which it or any of its subsidiaries or any of its respective properties is bound, excluding from the foregoing clauses (iii) and (iv) violations, breaches, defaults or rights which, either individually or in the aggregate, would not have a Material Adverse Effect or materially impair its ability to consummate the transactions contemplated hereby or for which it has received or, prior to the Merger, shall have received appropriate consents or waivers.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Company in connection with the execution and delivery of this Agreement or the consummation by it of the transactions contemplated hereby, except (i) in connection with the applicable



























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requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) filings with, and approval of, the NASDAQ and the SEC with respect to the deregistration of Company Common Stock, (vi) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vii) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, or materially impair Company's ability to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     SECTION 3.05  SEC Documents; Financial Statements. (a) Company has made
                   -----------------------------------
available to Parent and Merger Sub copies of each registration statement, report, proxy statement or information statement heretofore filed by it with the SEC (the "SEC Documents"). As of their respective dates, Company's SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, none of such SEC Documents contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Company's Board of Directors consists of the Directors identified in its 1995 proxy statement.

     (b) Neither Company nor any of its subsidiaries, nor any of their respective assets, businesses or operations, is as of the date of this Agreement a party to, or is bound or affected by, or receives benefits under any contract or agreement or amendment thereto, that in each case would be required to be filed as an exhibit to a Form 10-K as of the date of this Agreement that has not been filed as an exhibit to an SEC Document filed prior to the date of this Agreement.

     (c) As of their respective dates, the consolidated financial statements included in Company's SEC Documents complied as to form in all material respects with then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally




























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accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented its consolidated financial position and that of its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to the lack of footnotes thereto, to normal year-end audit adjustments and to any other adjustments described therein).

     (d) The SEC Documents include or there has otherwise been delivered to Parent (i) consolidated balance sheets as of December 31, 1994 and March 31, 1995; and (ii) consolidated statements of income for the year ended December 31, 1994 and the three months ended March 31, 1995. The foregoing consolidated audited balance sheet as at December 31, 1994 is sometimes herein referred to as the "Balance Sheet." The foregoing consolidated unaudited balance sheet as of March 31, 1995 is sometimes herein referred to as the "Interim Balance Sheet."

     (e) There are no liabilities or obligations of Company and its consolidated subsidiaries accrued, absolute, or contingent and whether due or to become due, other than liabilities and obligations (i) reflected, or adequately reserved against, in the Interim Balance Sheet, (ii) arising in the ordinary course of business subsequent to the date of the Interim Balance Sheet, or (iii) which, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.06  Absence of Certain Changes.  Since March 31, 1995, Company
                   --------------------------
has not (a) suffered any event or occurrence which would have a Material Adverse Effect or (b) implemented any change in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

     SECTION 3.07  Legal Proceedings.  Except as disclosed in Company's SEC
                   -----------------
Documents filed prior to the date hereof, or reflected or adequately reserved against in its Interim Balance Sheet, there is no (i) claim, action, suit or proceeding pending or, to its best knowledge, threatened, against or relating to it or any of its subsidiaries or any of their respective assets before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Company or any of its subsidiaries is a party, except any such claim, action, suit or proceeding or judgment, order, writ, injunction, decree, application, request or motion which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.08  Compliance with Laws and Agreements.  Neither Company nor
                   -----------------------------------
any of its subsidiaries is (i) in violation of or noncompliance with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations or (ii) in violation, breach or default (with or without due notice or lapse of time or both) under any of the terms, conditions or provisions of any agreement to which it is a party, or by which its properties are bound, except where any such violations or failures to comply or breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect. Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.09  Proxy Statement.  If a Proxy Statement is required for the
                   ---------------
consummation of the Merger under applicable law, the Proxy Statement shall comply in all material respects with the Exchange Act; and any such Proxy Statement will not, at the time it is filed with the SEC or is mailed to shareholders, or at the time of the Special Meeting or the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Company concerning any information with respect to Parent or its affiliates supplied in writing by Parent or any such affiliate to Company specifically for inclusion in the Proxy Statement.

     SECTION 3.10  State Antitakeover Statutes.  No "business combination,"
                   ---------------------------
"moratorium," "control share" or other state antitakeover statute or regulation
(x) prohibits or restricts Company's ability to perform its obligations under this Agreement or its ability to consummate the transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or any material provision hereof, or (z) would subject Parent or Merger Sub to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement or with respect to Company or the Surviving Corporation.

     SECTION 3.11  Broker's Fees.  Except for the engagement of The Chicago
                   -------------
Corporation by Company or as set forth in Schedule 3.11 of the Disclosure Statement, neither Company nor any of its subsidiaries or any of their respective directors or officers has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.


     SECTION 3.12  Environmental Matters.  Company and its subsidiaries are
                   ---------------------
each in compliance with all environmental laws, regulations and practices applicable to their respective businesses and properties ("Applicable Environmental Standards"), except where the failure to so be in compliance would not have a Material Adverse Effect. Schedule 3.12 of the Disclosure Statement lists any notices, requests or directives received by Company or any subsidiary from any regulatory agency or authority or any other third party since January 1, 1989 concerning any alleged non-compliance by Company or any subsidiary with Applicable Environmental Standards or any suggestions, requests or demands for remedial or prophylactic measures concerning their respective businesses and properties. Except as listed in Schedule 3.12 of the Disclosure Statement, there have been no releases, or any claims that there have been any releases, of any hazardous or toxic substances, materials, wastes, pollutants, contaminants, petroleum products, asbestos or pcbs into the environment or within the buildings or structures owned or leased by Company or its subsidiaries. No hazardous substances (including, without limitation, asbestos or pcbs) are used or employed within products manufactured at any time by Company or its subsidiaries or contained within the buildings or structures owned or leased by Company or its subsidiaries. The Company has no knowledge of any basis for a claim that it is subject to any material liability under Applicable Environmental Standards.

     SECTION 3.13 Intellectual Property Rights. The Company or its subsidiaries
                  ----------------------------
own or believe they have the right to use all Intellectual Property Rights (as defined below in this Section 3.13) necessary to the conduct of their respective businesses. Schedule 3.13 of the Disclosure Statement contains a worldwide list of all patents, registered trademarks, registered copyrights and mask works and any application for the foregoing owned by the Company or its subsidiaries. The Company and/or its subsidiaries have clear and unencumbered title to the Intellectual Property Rights set forth in Schedule 3.13 of the Disclosure Statement and such title has not been challenged (pending or threatened) by others except for the encumbrances listed in Schedule 3.13 of the Disclosure Statement. Schedule 3.13 of the Disclosure Statement also contains a list of invention disclosures for which applications for patent are in progress. No material rights or licenses to use the Intellectual Property Rights for the manufacture or assembly of products have been granted or acquired by the Company or its subsidiaries except those listed in Schedule
3.13 of the Disclosure Statement. Except as listed in Schedule 3.13 of the Disclosure Statement, there have been no claims or assertions made or threatened by others that the Company does not own or have the right to use all Intellectual Property Rights or that the Company has infringed or will infringe any Intellectual Property Rights of others by the sale of products or any other activity in the preceding six year period and, to the knowledge of the Company, there has been no such infringement by the Company during this period. Except as listed in Schedule 3.13 of the Disclosure Statement, the Company has no knowledge of any infringement of Intellectual Property Rights of the Company by others. All such patents, registered trademarks, service marks, and copyrights owned by the Company or its subsidiaries are in good standing, and are recorded in the name of Company or its subsidiaries. True and complete copies of all material listed in
Schedule 3.13 of the Disclosure Statement (except material for foreign patents, trademarks and copyrights) will promptly be delivered to Parent.

     "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and documentation relating to the manufacture, marketing and maintenance of products.

     SECTION 3.14  Taxes.  Except as disclosed on Schedule 3.14 of the
                   -----
Disclosure Statement: (i) the Company and its subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all material franchise, income and all other material Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries (Schedules for which the past three fiscal years have been delivered to Parent to be followed by delivery of returns to Parent as requested); (ii) all material Taxes of the Company and its subsidiaries due (whether or not reported) in respect of the pre-Merger period have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements in such statements and otherwise on the books at the Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles; (iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax Returns filed by the Company and its subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the best knowledge of the Company, no deficiency has been asserted or assessed against the Company or any of its subsidiaries and is pending, and no examination of the Company or any of its subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Schedule 3.14 of the Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered to Parent); (v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax Return has been requested, which Tax Return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes; (vii) the Company and each of its subsidiaries have not agreed to make any Section 481 adjustment or similar adjustment in any jurisdiction by reason of a change in their accounting methods that would affect the taxable income or deductions of the Company or any of its subsidiaries for any period ending after the Effective Time; (viii) the Company and its subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees;
(ix) there are no Tax sharing agreements or arrangements under which the Company or any subsidiary will have any obligation or liability on or after the Effective Time; (x) the Company and its subsidiaries have the net operating loss carryforwards set forth on Schedule 3.14 of the Disclosure Statement; (xi) the Company and its subsidiaries have no foreign losses as defined in Section 904(f)(2) of the Code; (xii) neither the Company nor any of its subsidiaries has unused foreign tax credits; (xiii) to the best knowledge of the Company, all payments, other than payments of dividends (including any payments deemed to be the equivalent of a dividend) or Taxes, made or incurred by the Company or any of its subsidiaries since December 31, 1993 will be deductible or capitalizable for Tax purposes including any payments made by the Company or any of its subsidiaries pursuant to any transaction contemplated by this Agreement, except for any payments the failure of which to be deductible or capitalizable would not, individually or in the aggregate, have a Material Adverse Effect; (xiv) to the best knowledge of the Company, no income under any arrangement or understanding to which the Company or any of its subsidiaries is a party will be attributed to the Company or any of its subsidiaries which is not represented by income actually attributable to the same entity; (xv) to the best knowledge of the Company, there are no transfer pricing agreements made with any taxation authority; (xvi) no assets of the Company or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither the Company nor any of its subsidiaries is a partner in any partnership; (xvii) neither the Company nor any of its subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such subsidiary; (xviii) neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; and (xix) the Company is not obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

     "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to sub-contractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

     SECTION 3.15  Employee Benefit Plans; ERISA.  (a)  Except as set forth in
                   -----------------------------
Schedule 3.15 of the Disclosure Statement, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States and maintained or contributed to by the Company or any of its subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or any of its subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans"). For purposes of this Agreement, the term "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code of which the Company or a subsidiary is a member.

     (b) Company has delivered to Parent true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its subsidiaries ("Welfare Plans"), and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by the Company or a subsidiary of the Company. The Company and its subsidiaries do not have and have not had any multiemployer plans (as defined in Section 3(37) of ERISA) covering employees (or former employees) employed in the United States to which the Company or any of its subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability.

     (c) The Company and each of its subsidiaries, and each of the Pension Benefit Plans and Welfare Plans, are in compliance with the applicable provisions of ERISA except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

     (d) All contributions to, and payments from, and reports in respect of, the Pension Benefit Plans and the Welfare Plans which are required to have been made in accordance therewith and, when applicable, ERISA or the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, either impair the Company's ability to consummate the Offer, the Merger and the other transactions contemplated hereby or have a Material Adverse Effect.

     SECTION 3.16  Disclosure.  No representation or warranty by the Company
                   ----------
and no statement or information relating to the Company or any of its subsidiaries contained herein, or in any certificate furnished by or on behalf of the Company to Parent or Merger Sub in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to Company as follows:

     SECTION 4.01  Organization.  Each is a corporation duly organized, validly
                   ------------
existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     SECTION 4.02  Authority.  Each has full corporate power and authority to
                   ---------
execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by their respective Boards of Directors and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding agreement of Company, it constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

     SECTION 4.03  No Violations; Consents and Approvals.  (a) Neither the
                   -------------------------------------
execution and delivery of this Agreement or the consummation of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any of the provisions hereof will violate any provision of their respective charters or by-laws.

     (b) No filing or registration with, notification to, or authorization, consent or approval of, any governmental entity is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by either of the transactions contemplated hereby, except (i) in connection with the applicable requirements of the HSR Act, (ii) in connection, or in compliance, with the provisions of the Exchange Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iv) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (v) such consents, approvals, orders, authorizations, notifications, approvals, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vi) such other consents, orders, authorizations, registrations, declarations and filings not obtained prior to the Effective Time the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     SECTION 4.04  Legal Proceedings.  There is no (i) claim, action, suit or
                   -----------------
proceeding pending or, to Parent's best knowledge, threatened, against or relating to it or any of its subsidiaries or any of their respective assets before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent or any of its subsidiaries is a party, except any such claim, action, suit or proceeding or judgment, order, writ, injunction, decree, application, request or motion which would not, individually or in the aggregate, materially impair the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

     SECTION 4.05  Proxy Statement.  If a Proxy Statement is required for
                   ---------------
consummation of the Merger under applicable law, none of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in such Proxy Statement at the time of its mailing to stockholders of Company and at the time of its stockholders meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     SECTION 4.06  State Antitakeover Statutes.  No "business combination,"
                   ---------------------------
"moratorium," "control share" or other state antitakeover statute or regulation
(x) prohibits or restricts the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or their ability to consummate the transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, or any material provision hereof, or (z) would subject Company to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.

     SECTION 4.07  Broker's Fees.  Except for the engagement of Lazard Freres &
                   -------------
Co. by Parent, neither Parent nor any of its subsidiaries or any of their respective directors or officers has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, or financial advisory or finder's fees in connection with any of the transactions contemplated by this Agreement.

     SECTION 4.08  Fairness Opinion.  Parent has received the opinion of Lazard
                   ----------------
Freres & Co. LLC to the effect that, as of May 5, 1995, the consideration payable to Company's stockholders pursuant to the Offer and the Merger is fair to Parent's stockholders from a financial point of view.

     SECTION 4.09  Capitalization of Merger Sub.  The authorized  capital stock
                   ----------------------------
of Merger Sub consists of 1,000 shares of its common stock, $.01 par value per share. 1,000 such shares are outstanding and owned beneficially and of record by Parent. All such outstanding shares were duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants or other rights to acquire any capital stock of Merger Sub.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.01  Conduct of Business of Company.  Except as contemplated by
                   ------------------------------
this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of Company and its subsidiaries will conduct its operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Parent:

     (a) amend its certificate of incorporation or by-laws;

     (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock, except pursuant to and in accordance with the terms of currently outstanding options;

     (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its subsidiaries;

     (d) except in the ordinary course of business, consistent with past practices (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under existing lines of credit or replacements thereof, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person other than its subsidiaries, or (iii) make any loans, advances or capital contributions to, or investments in, any person other than its subsidiaries, except pursuant to existing commitments;

     (e) except as otherwise expressly contemplated by this Agreement or as set forth in Schedule 5.01 of the Disclosure Statement, (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees; or (iv) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multi-employer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

     (f) except as otherwise expressly contemplated by this Agreement, enter into any other material agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business, consistent with past practices;

     (g) except in the ordinary course of business, consistent with past practices, or as contemplated by this Agreement, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into, any agreement in principle or any agreement with respect to any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

     (h) knowingly undertake any act, or suffer to exist any condition, causing any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

     (i) enter into any hedging, option, derivative or other similar transaction, except in the ordinary course of business and consistent with past practices and following written notice to Parent; or

     (j) agree to do any of the foregoing.

     SECTION 5.02  Acquisitions.  Prior to the Effective Time, Company shall
                   ------------
keep Parent advised of the status of all discussions and negotiations concerning possible acquisitions and divestitures of any corporations or businesses by Company and Company agrees that without the prior written consent of Parent it shall not make, or agree to make, any acquisition which requires the issuance of shares of capital stock of Company or any security convertible into, exchangeable for or exercisable for shares of such capital stock.

     SECTION 5.03  Acquisition Proposals.  Parent and Merger Sub acknowledge
                   ---------------------
that Company has had discussions with potential acquirors of Company and has provided such potential acquirors with information (including non-public information) concerning Company. Company represents and warrants, to, and covenants and agrees with, Parent and Merger Sub that neither Company nor any of its subsidiaries has any agreement, arrangement or understanding with any such potential acquiror that would be violated by reason of the execution, delivery and consummation of this Agreement. Company also agrees that from and after the date hereof and until the earlier of the consummation of the Merger or the termination of this Agreement, it shall, and shall cause its subsidiaries and shall use its best efforts to cause the officers, directors, investment bankers and attorneys of Company and its subsidiaries to, (a) discontinue the solicitation of potential acquirors of Company and not solicit (or authorize any person to solicit), directly or indirectly, any further inquiries, proposals or offers from any person relating to any acquisition or purchase of all or substantially all the assets of, or any equity interest in, or any merger, consolidation or business combination with, Company or any of its subsidiaries (the foregoing being referred to as an "Acquisition Transaction"), (b) not enter into any agreement with respect to any Acquisition Transaction, and (c) except in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide third party, and then
                                               ---- ----
only if (i) three business days' written notice shall have been given to Parent; and (ii) (A) such proposal is not expressed as subject to the arrangement of financing, (B) Company's Board of Directors shall have been advised in writing by its investment banker that such third party appears to be financially capable of consummating an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Offer and the Merger, (C) Company's Board of Directors shall have been advised, by the written opinion of outside counsel to Company, that any failure to so act would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of Company and (D) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to Company's stockholders than will the Offer and the Merger and that failing to so act would constitute a breach of the Board's fiduciary duties, not elicit any discussions of, participate in any negotiations regarding, cooperate with, facilitate or encourage an Acquisition Transaction or furnish to any other person any non-public information concerning Company in connection therewith. Company shall immediately notify Parent if any proposal or offer with respect to an Acquisition Transaction is received by Company and communicate to Parent the terms of any such proposal or offer.

     SECTION 5.04  Access to Information.  (a) From the date of this Agreement
                   ---------------------
until the Effective Time, Company will give Parent and its authorized representatives (including counsel, environmental and other consultants, financial advisors, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit Parent to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to its business and properties as Parent may from time to time reasonably request; provided, however, that access to intellectual property and other proprietary information of third parties (including, without limitation, Silcon A/S) and information access to which is otherwise restricted by agreements with joint venture partners or other third parties shall be withheld from Parent and such representatives except to the extent disclosure thereof is specifically authorized in writing by any such third party.

     (b) Each of the Parties will hold and will cause all of the employees and representatives of such Party and its subsidiaries to hold in strict confidence pursuant to the Confidentiality Agreement dated April 13, 1995 between Parent and The Chicago Corporation on behalf of Company (the "Confidentiality Agreement") all documents and information furnished to the other in connection with the transactions contemplated by this Agreement as if each such employee or representative were a party thereto.

     SECTION 5.05  Proxy Statement and Stockholders Meeting.  (a) If required
                   ----------------------------------------
by applicable law, Company shall file the Proxy Statement with the SEC promptly following Merger Sub's purchase of Shares in the Offer satisfying the Minimum Condition. Parent shall promptly furnish to Company all information, and take such other actions, as may reasonably be requested in connection with the Proxy Statement. The Proxy Statement shall state that the Board of Directors of the Company has, subject to the applicable provisions of this Agreement, (i) approved the Offer and the Merger and (ii) determined that the Offer and the Merger taken together are fair and in the best interest of the stockholders of Company.

     (b) Company agrees that the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Company, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Company in reliance upon and in conformity with written information concerning Parent to be furnished by it specifically for use in the Proxy Statement. Parent agrees that none of the information to be furnished in writing to Company specifically for use in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Company, will include any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event shall occur which is required to be described in the Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Company. Company will advise Parent and Merger Sub promptly after it receives notice thereof, of any comments by the SEC on the Proxy Statement and the responses thereto and of any requests by the SEC for additional information.

     (c) If required by applicable law, Company shall call the Special Meeting, to be held as promptly as practicable in accordance with applicable law for the purpose of voting upon the adoption of this Agreement and the approval of the Merger.

     SECTION 5.06  Board Recommendation.  Company shall, through its Board of
                   --------------------
Directors, recommend to its stockholders approval of the Offer, the Merger and the other transactions contemplated by this Agreement; provided, however, that such Board of Directors may withdraw, modify or change its recommendations to Company's stockholders in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide third party, and then
                                               ---- ----
only if (i) three business days' written notice shall have been given to Parent; and (ii) (A) such proposal is not expressed as subject to the arrangement of financing, (B) Company's Board of Directors shall have been advised in writing by its investment banker that such third party appears to be financially capable of consummating an Acquisition Transaction that would yield a higher value to Company's stockholders than will the Offer and the Merger,
(C) the Company's Board of Directors shall have been advised, by the written opinion of outside counsel to Company, that any failure to so act would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of Company and (D) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to Company's stockholders than will the Offer and the Merger and that failing to so act would constitute a breach of the Board's fiduciary duties. Subject to the foregoing, Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of such matters.

     SECTION 5.07  Reasonable Efforts; Other Actions.  Subject to the terms and
                   ---------------------------------
conditions herein provided and applicable law, the Parties shall use all commercially reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using their reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the obtaining of all necessary consents, approvals or waivers under its material contracts, and (iii) the lifting of any legal bar to the Merger.

     SECTION 5.08  Public Announcements.  Before issuing any press release or
                   --------------------
otherwise making any public statements with respect to transactions contemplated by this Agreement, Parent and Company will consult with each other as to its form and substance and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     SECTION 5.09  Notification of Certain Matters.  Each of Company and Parent
                   -------------------------------
shall give prompt notice to the other of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of Company and its subsidiaries taken as a whole to which it or any of its subsidiaries is a party or is subject, and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     SECTION 5.10  Indemnification.  (a) Parent shall, and shall cause the
                   ---------------
Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Company and its subsidiaries against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Company's Certificate of Incorporation and By-Laws and agreements in effect at the date hereof.

     (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

     (c) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each indemnified party hereunder, his or her heirs and his or her representatives.

     SECTION 5.11  Expenses.  Except as set forth in Section 10.05, the Parties
                   --------
shall bear their respective expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of their respective investment bankers, finders, brokers, agents, representatives, counsel and accountants.


                                   ARTICLE VI

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

     The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     SECTION 6.01  Stockholder Approval.  If required by applicable law, the
                   --------------------
requisite vote of the stockholders of Company necessary to consummate the Merger shall have been obtained.

     SECTION 6.02  Consents and Approvals.  All necessary consents and
                   ----------------------
approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by this Agreement shall have been obtained, except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a Material Adverse Effect; and any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB

     The obligations of Parent and Merger Sub to effect the transactions contemplated by this Agreement and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent:

     SECTION 7.01  Representations and Warranties True.  The representations
                   -----------------------------------
and warranties of Company contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 7.02  Performance.  Company shall have performed and complied in
                   -----------
all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

     SECTION 7.03  Certificates.  Company shall furnish such certificates of
                   ------------
appropriate officers and directors to evidence compliance with the conditions set forth in Sections 7.01 and 7.02 as may be reasonably requested by Parent.

     SECTION 7.04  Certain Proceedings.  No writ, order, decree or injunction
                   -------------------
of a court of competent jurisdiction or governmental entity shall be in effect against any of the Parties, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Offer or the Merger or would otherwise restrict the Surviving Corporation's exercise of full rights to own and operate its business in a manner which would have a Material Adverse Effect.

     SECTION 7.05  Material Adverse Change.  There shall not have occurred
                   -----------------------
since the date of this Agreement any material adverse change in the business, operations, assets, financial condition or results of operations of Company and its subsidiaries taken as a whole.

                                  ARTICLE VIII

                    CONDITIONS TO THE OBLIGATIONS OF COMPANY

     The obligation of Company under this Agreement to effect the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more or which may be waived by Company:

     SECTION 8.01  Representations and Warranties True.  The representations
                   -----------------------------------
and warranties of Parent and Merger Sub contained herein (without regard to any materiality exceptions contained therein) shall be true and correct on the date of this Agreement and at and on the Closing Date as though such representations and warranties were made at and on such date, except for such untruths or inaccuracies which would not, individually or in the aggregate, impair their ability to consummate the transactions contemplated by this Agreement.

     SECTION 8.02  Performance.  Parent and Merger Sub shall have each
                   -----------
performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by either of them on or prior to the Closing Date.

     SECTION 8.03  Certificates.  Parent and Merger Sub shall furnish such
                   ------------
certificates of their respective officers to evidence compliance with the conditions set forth in Sections 8.01 and 8.02 as may be reasonably requested by Company.

     SECTION 8.04  Certain Proceedings.  No writ, order, decree or injunction
                   -------------------
of a court of competent jurisdiction or governmental entity shall be in effect against any of the Parties, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which prohibits or restricts the consummation of the Merger.

                                   ARTICLE IX

                                    CLOSING

     SECTION 9.01  Time and Place.  Subject to the provisions of Articles VI,
                   --------------
VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the later of (x) the day of the Special Meeting provided for in Section 2.10, if required by law, or (y) the day on which the last of the conditions set forth in Articles VI, VII and VIII shall have been satisfied or waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     SECTION 9.02  Filings at the Closing.  Subject to the provisions of
                   ----------------------
Articles VI, VII, VIII and X, the Parties shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the DGCL and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

     SECTION 10.01  Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Effective Time, whether before or after approval by the stockholders of Company:

     (a) by mutual consent of the Boards of Directors of Parent and Company;

     (b) by either Parent or Company if, without a breach of this Agreement by such terminating party, the Merger shall not have been consummated on or before December 31, 1995, which date may be extended by mutual written consent of the Parties;

     (c) by either Parent or Company, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement shall have used all commercially reasonable efforts to remove or lift such order, decree or ruling; or

     (d) by either Parent and Merger Sub or Company, if no Shares shall have been purchased pursuant to the Offer on or before September 30, 1995.

     (e) by either Parent and Merger Sub or Company, if the Offer is terminated in accordance with its terms without the purchase of any Shares.

     SECTION 10.02  Termination by Parent.  This Agreement may be terminated
                    ---------------------
and the transactions contemplated hereby abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of Company, if (a) Company shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I, II and V of this Agreement to be complied with or performed by Company at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Company contained in this Agreement such that the closing condition set forth in Section 7.01 would not be satisfied as of the Closing Date; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured by the earlier of December 31, 1995 or 20 days following delivery to Company of written notice of such breach or breaches, (c) the Board of Directors of Company shall have exercised their rights under Section 5.03(c) hereof, or (d) the Board of Directors of Company shall, at the time of a bona fide offer concerning an Acquisition Transaction made after the date of this Agreement, have exercised their rights under
Section 5.06 hereof to withdraw, modify or change their recommendation to stockholders with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

     SECTION 10.03  Termination by Company.  This Agreement may be terminated
                    ----------------------
and the transactions contemplated hereby abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Company, by action of the Board of the Directors of Company, if (a) Parent or Merger Sub shall have failed to comply in any material respect with any of their respective covenants or agreements contained in Articles I, II and V of this Agreement to be complied with or performed by Parent or Merger Sub at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 8.01 would not be satisfied as of the Closing Date; provided, however, that if such breach or breaches are capable of being cured prior to the Effective Time, such breaches shall not have been cured by the earlier of December 31, 1995 or 20 days following delivery to Parent of written notice of such breach or breaches, or
(c) the Board of Directors of Company shall, at the time of a bona fide offer concerning an Acquisition Transaction made after the date of this Agreement, have exercised their rights under Section 5.06 hereof to withdraw, modify or change their recommendation to stockholders with respect to the Offer, the Merger and the other transactions contemplated by this Agreement.

     SECTION 10.04  Procedure for Termination.  In the event of termination of
                    -------------------------
this Agreement and abandonment of the transactions contemplated hereby by Parent or Company pursuant to this Article X, written notice thereof shall forthwith be given to the other.

     SECTION 10.05  Effect of Termination and Abandonment.  (a) In the event of
                    -------------------------------------
termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Article X, no Party (or any of its respective directors or officers) shall have any liability or further obligation to any other Party to this Agreement, except as provided in this Section 10.05 and Section 5.04(b) hereof and provided that nothing herein shall relieve any party from liability for any breach of this Agreement.

     (b) If this Agreement is terminated pursuant to this Article X (other than pursuant to Section 10.03(a) or (b)) and after the date hereof and prior to such termination a third party shall have made a bona fide offer concerning an Acquisition Transaction that would yield a higher value to Company's stockholders than the Offer and Merger, Company shall within two business days pay Parent by wire transfer of immediately available funds to an account specified by Parent up to $4 million to reimburse Parent for its documented fees and expenses directly related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated by Parent pursuant to
Section 10.02(d) or by Company pursuant to 10.03(c), Company shall within two business days pay to Parent by wire transfer of immediately available funds to an account specified by Parent an additional fee of $6 million. If such additional fee has not already become payable and within twelve months after the date hereof Company enters into a definitive agreement for an Acquisition Transaction or an Acquisition Transaction is effected, and if after the date of this Agreement and prior to its termination pursuant to this Article X, a third party shall have proposed an Acquisition Transaction to the Company or its stockholders that would yield a higher value to Company's stockholders than the Offer and the Merger, then Company, concurrently with and as a condition to entering into any definitive agreement for an Acquisition Transaction or any Acquisition Transaction being effected within twelve months after the date hereof, shall pay Parent by wire transfer of immediately available funds to an account specified by Parent, an additional fee of $6 million; provided that no such additional fee shall be payable in the event this Agreement shall have been terminated pursuant to Section 10.03(a) or 10.03(b).

     (c) So long as Company is not in breach or default under any covenant, condition, representation or warranty herein, in the event of a termination of this Agreement by Company pursuant to Section 10.03 (a) or (b), then Parent shall promptly pay Company by wire transfer of immediately available funds to an account specified by Company up to $4 million to reimburse Company for all documented fees and expenses incurred by Company (including the fees and expenses of counsel, accountants, consultants and advisors) directly related to this Agreement and the transactions contemplated hereby.

                                   ARTICLE XI

                                  DEFINITIONS

     SECTION 11.01  Terms Defined in the Agreement.  The following capitalized
                    ------------------------------
terms used herein shall have the meanings ascribed in the indicated sections.

Acquisition Transaction                               5.03
Agreement                                              Preamble
Antitrust Division                                    5.07
Applicable Environmental Standards                    3.12
Balance Sheet                                         3.05
Certificate of Merger                                 2.02
Certificates                                          2.08
Closing                                               9.01
Closing Date                                          9.01
Company                                            Preamble
Company Common Stock                               Recitals
Company Plans                                         3.02
Company Preferred Stock                               3.02
Company Shares                                        3.02
Confidentiality Agreement                             5.04
Constituent Corporations                           Preamble
DGCL                                                  2.01
Disclosure Statement                                  1.02
Dissenting Shares                                     2.06
Effective Time                                        2.02
Employee Pension Benefit Plans                        3.15
ERISA                                                 3.15
ERISA Affiliates                                      3.15
Exchange Act                                          1.01
FTC                                                   5.07
HSR Act                                               3.04
Interim Balance Sheet                                 3.05
Material Adverse Effect                               3.01
Merger                                             Recitals
Merger Consideration                                  2.06
Merger Sub                                         Preamble
Minimum Condition                                     1.01
Offer                                              Recitals
Offer Documents                                       1.01
person                                               12.10
Parent                                             Preamble
Parties                                            Preamble
Paying Agent                                          2.08
Pension Benefit Plans                                 3.15
Per Share Amount                                   Recitals
Person                                               12.10
Proxy Statement                                       2.10
Schedule 14D-9                                        1.02
SEC                                                   1.01
Securities Act                                        3.05
Shares                                             Recitals
Significant Subsidiary                                3.01
Special Meeting                                       2.10
subsidiary                                           12.10
Surviving Corporation                                 2.01

Welfare Plans                                         3.15

                                  ARTICLE XII

                                 MISCELLANEOUS

     SECTION 12.01  Amendment and Modification.  Subject to applicable law,
                    --------------------------
this Agreement may be amended, modified or supplemented only by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that, after this Agreement is adopted by the stockholders of Company, no such amendment or modification shall reduce the amount or change the form of the Merger Consideration or in any way adversely affect the rights of the holders of Company Common Stock without the further approval of such holders; and, provided, further, that from and after the date that Parent's designees to the Board of Directors of Company constitute a majority of the Board of Directors of Company and prior to consummation of the Merger, any amendment or modification of this Agreement and any material deviation in the performance of this Agreement shall require the approval of a majority of the members of the Board of Directors, if any, who are not designees or affiliates of Parent.

     SECTION 12.02  Waiver of Compliance; Consents.  Any failure of Parent and
                    ------------------------------
Merger Sub or Company to comply with any obligation, covenant, agreement or condition herein may be waived only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

     SECTION 12.03  Survivability; Investigations.  The respective
                    -----------------------------
representations and warranties of the Parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing. This Section 12.03 shall have no effect upon any other obligation of any of the Parties hereto, whether to be performed before or after the Closing Date.

     SECTION 12.04  Reasonable Efforts.  Subject to the terms and conditions
                    ------------------
herein provided, and applicable law, the Parties each agree to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     SECTION 12.05  Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt, to the Parties at the addresses specified below (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S mail, first class postage prepaid.

     (a) if to Company, to

                    Best Power Technology, Incorporated
                    P.O. Box 280
                    Route 80
                    Necedah, Wisconsin  54646-9899
                    Telecopy: (608) 565-3483

                    Attention: Dennis E. Burke,
                    Executive Vice President


                    with a copy to:

                    Michael Best & Friedrich
                    135 South LaSalle Street
                    Suite 1610
                    Chicago, Illinois  60603
                    Telecopy:  (312) 845-5828

                    Attention:  Thomas C. Judge, Esq.

     (b) if to Parent or Merger Sub, to

                    General Signal Corporation
                    One High Ridge Park
                    P.O. Box 10010
                    Stamford, Connecticut  06904
                    Telecopy: (203) 329-4314

                    Attention: Edgar J. Smith, Jr., Esq.,
                    General Counsel
                    with a copy to:

                    Cahill Gordon & Reindel
                    80 Pine Street
                    New York, New York 10005
                    Telecopy: (212) 269-5420

                    Attention:     W. Leslie Duffy, Esq.


     SECTION 12.06  Assignment.  This Agreement and all of the provisions
                    ----------
hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the other Parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.10, the officers, directors and employees of Company.

     SECTION 12.07  Governing Law.  Except as the laws of the State of Delaware
                    -------------
are by their terms applicable, this Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     SECTION 12.08  Counterparts.  This Agreement may be executed in two or
                    ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     SECTION 12.09  Severability.  In case any one or more of the provisions
                    ------------
contained in this Agreement should be invalid, illegal or unenforceable in any respect against a Party, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such Party in the specific jurisdiction where such judgment shall be made.

     SECTION 12.10  Interpretation.  The article and section headings contained
                    --------------
in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. This Agreement has been negotiated by the Parties and is their mutual product; accordingly, no rule of strict construction against Company shall be applied in the interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof; and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors are, directly or indirectly, owned by such specified corporation or any other person of which a majority of the equity interests therein are directly or indirectly, owned by such specified corporation.

     SECTION 12.11  Guarantee.  Parent hereby guarantees the due and punctual
                    ---------
performance by Merger Sub of all of Merger Sub's obligations in connection with the Merger and the other matters contemplated by this Agreement.

     SECTION 12.12  Entire Agreement.  This Agreement, including the schedules
                    ----------------
and exhibits hereto and the documents and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter, except for the Confidentiality Agreement, which shall remain in full force and effect. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.


     IN WITNESS WHEREOF, PARENT, MERGER SUB and COMPANY have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                         GENERAL SIGNAL CORPORATION


                         By:  /s/ Philip A. Goodrich
                              --------------------------
                              Philip A. Goodrich
                              Vice President-Corporate Development



                        G.S. NEWCO, INC.


                        By:  /s/ Edgar J. Smith, Jr.
                             ----------------------------
                             Edgar J. Smith, Jr.
                             Vice President


                        BEST POWER TECHNOLOGY, INCORPORATED


                        By:  /s/ Paul F. Koeppe
                             --------------------------
                             Paul F. Koeppe
                             Chairman, Executive Committee

                                                                   ANNEX A
                                                                   to Agreement
                                                                   and Plan of
                                                                   Merger

                           CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) Merger Sub's rights to extend and amend the Offer at any time in its sole discretion, and in addition to the Minimum Condition, Merger Sub shall not be required to accept for payment or pay for any tendered shares of Company Common Stock, and may postpone the acceptance for payment of or payment for tendered shares of Company Common Stock and may terminate or amend the Offer if, at or before the acceptance of such shares of Company Common Stock for payment or the payment therefor pursuant to the Offer, any material litigation with respect to the Offer or the Merger shall not have been finally settled, dismissed or withdrawn, or any of the following shall occur and be continuing:

          (a) there shall be any pending action or proceeding, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be proposed, sought, enacted, promulgated, entered, enforced, amended or made applicable to Merger Sub or any of its affiliates or to the Offer or the Merger by or before any domestic or foreign government or governmental, regulatory or administrative authority or agency or by or before any court or tribunal, domestic or foreign (i) challenging the acquisition by Merger Sub or any affiliate of Merger Sub, in whole or in part, of the shares of Company Common Stock, seeking, directly or indirectly, to restrain, delay, prohibit or make more costly the making or consummation of the Offer or the Merger or seeking to obtain any damages or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Merger, (ii) seeking to prohibit, restrict or limit the ownership or operation by Merger Sub or any of its affiliates of all or any portion of its or Company's business or assets, or to compel Merger Sub or any of its affiliates to dispose of or hold separate all or any portion of its or Company's business or assets as a result of the Offer or the Merger, (iii) making the purchase of, or payment for, some or all of the shares of Company Common Stock illegal,
     (iv) resulting in a material delay in the ability of Merger Sub to accept for payment or pay for some or all of the shares of Company Common Stock,
     (v) seeking to impose limitations on the ability of Merger Sub or any of its affiliates effectively to acquire, hold or exercise rights of ownership of any shares of Company Common Stock now owned or hereafter purchased or to be purchased, including, without limitation, the right to vote, or act by consent with respect to, such shares of Company Common Stock on any matter properly presented to the shareholders of Company,
     (vi) imposing any limitations on the
     ability of Merger Sub or any of its affiliates effectively to control in any material respect the business and operations of Company, (vii) seeking or causing any material diminution in the benefits expected to be derived by Merger Sub or any of its affiliates as a result of the Offer or the Merger, or (viii) which otherwise would materially and adversely affect Company and its subsidiaries taken as a whole;

          (b) any change (or any development involving a prospective change) shall have occurred or be threatened in connection with the business, assets, liabilities, capitalization, shareholders' equity, financial condition, licenses, franchises, results of operations or prospects of Company or any of its subsidiaries which would be materially adverse to Company and its subsidiaries taken as a whole, or Merger Sub shall have become aware of any fact that would have material adverse significance with respect to Company and its subsidiaries taken as a whole;

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange, or on NASDAQ or otherwise in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any material limitation (whether or not mandatory) by any governmental authority or agency, or any other event which would significantly affect the extension of credit by banks or other lending institutions in the United States, (v) an aggregate decline since May 9, 1995 of 15% or more in the Standard & Poor's 500 Index, (vi) any imposition of currency controls in the United States or a material change in exchange rates or a suspension of, or material limitation on, the markets therefor, or (vii) in the case of any of the foregoing existing at the time of commencement of the Offer, any material worsening or acceleration thereof;

          (d) Merger Sub or any of its affiliates shall have reached an agreement or understanding with Company providing for amendment or termination of the Offer;

          (e) it shall have been publicly disclosed after the date of the Agreement or Merger Sub shall have learned that (i) any person (including Company or any of its subsidiaries or affiliates), entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 15% of any class or series of capital stock of Company (including the Shares) or its subsidiaries or shall have been granted any option or right to acquire more than 15% of any class or series of capital stock of Company (including the Shares) or its subsidiaries, other than acquisitions of Shares for bona fide arbitrage positions, or (ii) any such person, entity or group which has publicly disclosed any such ownership of or right to acquire more than 15% of any class or series of capital stock of Company (including the Shares) or its subsidiaries prior to May 1, 1995 shall after the date of the Agreement have acquired or proposed to acquire additional shares of any class or series of capital stock of Company (including the Shares) or its subsidiaries constituting more than 1% of such class or series or shall have been granted any option or right to acquire more than 1% of such class or series of capital stock of Company (including the Shares) or its subsidiaries or (iii) any group shall have been formed which beneficially owns more than 15% of any class or series of capital stock of Company (including the Shares) or its subsidiaries;

          (f) Company shall have failed to comply in any material respect with its obligations and covenants contained in the Agreement, or the representations and warranties (without regard to any references to materiality or Material Adverse Effect contained in any such representations or warranties) made by Company in the Agreement shall have failed to be true and correct on the date of the Merger Agreement and of the expiration of the Offer as though such representations and warranties had been made at and on such dates, except for such failures which, individually or in the aggregate, would not have a Material Adverse Effect and which, individually or in the aggregate, would not materially adversely affect the rights of Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement; or

          (g) The Merger Agreement shall be terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Merger Sub and may be asserted by Merger Sub or any of its affiliates or may be waived in whole or in part at any time or from time to time in its sole discretion. The failure to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time for so long as such right exists.